Exhibit 2.1


                            SHARE EXCHANGE AGREEMENT


THIS SHARE EXCHANGE AGREEMENT ("Agreement") is made and entered into as of this 28th day of December, 2001, by and among Western Media Group Corporation, a Minnesota corporation (the "Acquiror") and Med-Link USA, Inc. a New York corporation (the "Acquiree").

                                    RECITALS

A. The shareholders of the Acquiree listed on Exhibit 4(a) hereto (the "Shareholders") own, in the aggregate, 100% of the outstanding capital stock of the Acquiree.

B. The Acquiror is a reporting company for the purposes of the Securities Exchange Act of 1934 (the "Exchange Act"), the common stock of which is quoted on the over-the-counter bulletin board of the National Association of Securities Dealers, Inc.

C. The Acquiror desires to acquire 100% of the issued and outstanding capital stock of the Acquiree on the Closing Date (as defined below), and on the terms set forth in Section 2, making the Acquiree a wholly owned subsidiary of the Acquiror.

D. The Acquiree believes that it is in the best interests of the Shareholders to exchange all of their shares of the Acquiree's capital stock on the Closing Date, and on the terms set forth in Section 2.

E. It is the intention of the parties hereto that: (i), subject to the provisions of Section 4(o) relating to fees in connection with the introduction of Acquiree to Acquiror, the Acquiror shall acquire 100% of the issued and outstanding capital stock of the Acquiree in exchange solely for the amount of common and preferred shares of the Acquiror as is set forth in Section 2 (the "Exchange"); (ii) the Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, and related rules and regulations thereunder; and (iii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933 (the "Act"), and under the applicable securities laws of the states or jurisdictions where the Shareholders reside.



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NOW, THEREFORE, in consideration for the mutual premises set forth herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.       RECITALS AND DEFINITIONS.

         (a) Each party to this Agreement represents and warrants for itself, as applicable, that the foregoing recitals are true and correct in all material respects, and acknowledges that they are incorporated herein and made a part hereof.

         (b) For purposes of this Agreement, the terms set forth below shall have the following meanings:

         ACQUIREE STATEMENTS -      unaudited financial statements of the
                                    Acquiree for the fiscal year ended December
                                    31, 2000, and for the quarter ended March
                                    31, 2001.

         ACQUIROR STATEMENTS  -     Acquiror's  financial  statements,  whether
                                    audited or unaudited, as filed with the
                                    Securities and Exchange Commission as of the date of this agreement and as of the Closing
                                    Date, as applicable.

         ACQUIREE SUCCESSOR -       the entity or entities (including, as
                                    anticipated, Acquiree) that assumes the
                                    business operations of the Acquiree after the Closing, and the successors to such entity or entities.

         APPLICABLE PERIOD -        for the purposes of calculating the Dividend
                                    Deduction, shall be the period beginning the year following the year in which the Available Dividend Amount was last a positive number thru the year prior to the year for which the Available Dividend Amount is being calculated.

         AVAILABLE DIVIDEND         shall equal fifty percent (50%) of (a) the
                                    net profits, if any, of the Acquiree
                                    Successor for the period of January 1 thru
                                    December 31 of the applicable year less (b) the Dividend Deduction; PROVIDED, HOWEVER that such amount represents a positive number.

         DIVIDEND DEDUCTION -       for purposes of calculating  the Available
                                    Dividend Amount in any given year shall be
                                    (a) the sum of the net losses of the
                                    Acquiree Successor for all of the years, if any, in the Applicable Period that the Acquiree Successor had net losses less (b) the sum of the net profits of the Acquiree
                                    Successor for all years, if any, in the
                                    Applicable Period that the Acquiree
                                    Successor had net profits.

         CLOSING -                  the consummation of the Exchange
                                    contemplated hereby.

         CLOSING DATE  -            January 1, 2002 at 12:00 a.m.  eastern
                                    standard time, or, by mutual agreement of the parties, the date on which all of the actions necessary to effect the consummation of the Exchange have taken place.



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         COMMON SHARES -            the 2,000,000 shares of Common Stock to be
                                    issued to the Shareholders pursuant to this Agreement.

         COMMON STOCK  -            common stock, par value $0.001 per share, of
                                    the Acquiror.

         NON-PAID DIVIDEND
         AMOUNT - for any given year shall equal (a) the Available Dividend Amount for such year less
                                    (b) the amount of payments distributed to the holders of the Preferred Shares pursuant to the provisions of Section 2 for such years.

         PREFERRED SHARES -         the 200 shares of Preferred Stock to be
                                    issued to the Shareholders pursuant to this Agreement.

         PREFERRED STOCK -          5,000,000 shares of undesignated preferred
                                    stock authorized by the Amended Articles of Incorporation of the Acquiror.

         SHARES - the aggregate of the Common Shares and the Preferred Shares to be issued pursuant to this Agreement.

2.       EXCHANGE OF SHARES.

         The Acquiror and the Acquiree agree that, subject to the terms and conditions set forth elsewhere herein, the Shareholders will exchange all of the issued and outstanding shares of the capital stock of the Acquiree owned by them for a total of 2,000,000 shares of Common Stock, and 400 shares of Preferred Stock, making the Acquiree a wholly-owned subsidiary of the Acquiror. The foregoing, along with the exchange and delivery of documents described elsewhere herein will constitute the "Closing".

         The holders of the Preferred Shares shall, in the aggregate, have the right to receive from the Acquiree successor a yearly payment in an amount which shall not exceed the Available Dividend Amount, if such amount is a positive number. The decision on whether any payment to the holders of the Preferred Shares will be made on the Available Dividend Amount for any year shall rest in the sole discretion of the Board of Directors of the Acquiree Successor, which determination shall be made by February 1 of the year following the year for which the Available Dividend Amount was calculated. Acquiror shall in no event be responsible for making any such payments on the Available Dividend Amount from its own funds; therefore, Acquiree Successor shall not declare a payment for any amount that exceeds its liquid cash flow. If Acquiree Successor declares a payment to the holders of the Preferred Shares, which is less than the Available Dividend Amount for any given year, the Non-paid Dividend Amount shall not be available to be distributed to the holders of the Preferred Shares in any succeeding year. The payment, if any, which is declared by Acquiree Successor to be paid to the holders of the Preferred Shares shall be payable by March 31 of each year commencing March 31, 2003 for the year-ending December 31 of the prior year. The Preferred Shares shall not be transferable without the express written consent of the Acquiror, unless such transfer is made pursuant to the death of the holder of such Preferred Shares. Additionally, the Preferred Shares shall carry no voting rights, shall have no liquidation preferences and shall carry no other rights except for the right to receive the distributions described in this paragraph.

         For purposes of determining net profits or net losses of the Acquiree Successor in calculating the Available Dividend Amount or Dividend Deduction, as the case may be, for any given year, the determination of the Acquiror's auditors at the time of such calculation shall be conclusive absent a showing of fraud or willful misconduct on the part of such auditors; PROVIDED, HOWEVER, that such auditor meets the qualifications of Regulation S-X promulgated under the Act, and has never been barred from practice before the U.S. Securities and Exchange Commission (the "SEC").



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         Other than for the exchange of the Shares contemplated hereby and subject to the provision of Section 4(o), the parties hereto do not contemplate the exchange or payment of any other consideration, regardless of form, nor do they contemplate any arrangement by which the Acquiror would dispose of its controlling interest in the Acquiree.

         The Shares to be issued to the Shareholders in connection with the consummation of the Exchange will not be registered pursuant to the Act, and will bear a restrictive legend indicating the restrictions on their transferability.

         Simultaneously with the Closing of this Exchange, the Shareholders will deliver to Acquiror the certificates representing all of the outstanding shares of Acquiree's capital stock owned by them, duly endorsed (or with duly executed stock powers) so as to make Acquiror the sole owner thereof, free and clear of all liens, claims and encumbrances, except as may be otherwise disclosed herein.

         3. CLOSING AND POST-CLOSING. Closing of the Exchange will take place at the offices of the Acquiror on the Closing Date.

         (a) CONDITIONS OF CLOSING. The parties' respective obligations to consummate the Exchange are as set forth below.

               (i) The Acquiror's obligation to consummate the Exchange is conditioned on the occurrence of, or waiver of, the following:

                    (A)  due diligence satisfactory to the Acquiror;

                    (B) approval of the Exchange by the Board of Directors of the Acquiror;

                    (C) Acquiree shall have no more than four hundred (400) shares of its common stock outstanding;

                    (D) Acquiree shall have retained a firm of independent auditors to conduct a review of Acquiree's financial statements for the Acquiree's two most recent annual financial statements and other periods for which audited financial statements or a review are required under the Exchange Act;

                    (E) the representations and warranties of the Acquiree set forth in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date;

                    (F) all third-party consents reasonably deemed necessary by the Acquiror shall have been received; and

                    (G) all documents, exhibits and schedules required to be delivered by the Acquiree or the Shareholders hereunder shall have been delivered, or waived by the Acquiror.



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


               (ii) The Acquiree's and Shareholders' obligation to consummate the Exchange is conditioned on the occurrence of, or waiver of, the following:

                    (A)  due diligence satisfactory to the Acquiree;

                    (B) approval of the Exchange by the (x) Board of Directors of the Acquiree and (y) Shareholders;

                    (C) Acquiror shall have no more than 20,000,000 shares of Common Stock outstanding.

                    (D) the representations and warranties of the Acquiror set forth in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date;

                    (E) all third-party consents reasonably deemed necessary by the Acquiree; and

                    (F) all documents, exhibits and schedules required to be delivered by the Acquiror hereunder shall have been delivered or waived by the Acquiree and the Shareholders.

         (b) CLOSING DELIVERIES BY THE ACQUIROR. At the Closing, the Acquiror will deliver to the Acquiree and the Shareholders (as the case may be) the following:

          (i) certified copies of all corporate actions necessary to authorize the execution, delivery and performance of this Agreement by the Acquiror, and the consummation of the transactions contemplated hereby; and

          (ii) all other documents reasonably requested by the Acquiree or its legal counsel and a majority of the Shareholders.

         (c) CLOSING DELIVERIES BY THE ACQUIREE AND THE SHAREHOLDERS. At the Closing, the Acquiree and the Shareholders (as the case may be) will deliver to the Acquiror the following:

          (i) certified copies of all corporate actions necessary to authorize the execution, delivery and performance of this Agreement by each of the Acquiree and each of the corporate Shareholders, if any, and the consummation of the transactions contemplated hereby;

          (ii) Certificates of good standing from the State of New York for the Acquiree, current within thirty (30) calendar days of the Closing Date;

          (iii) investment letters signed by each of the Shareholders;

          (iv) certifications from Dr. Michael Carvo and/or Jay Santo (the "Key Personnel") as to the truth and accuracy of Acquiree's representations and warranties contained herein;



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          (v)  agreements from the Key Personnel relating to obligations not to compete with Acquiror or the Acquiree Successor and relating to certain confidentiality issues;

          (vi) financial statements for the fiscal year ended December 31, 2000 and the nine months ended September 30, 2001; and

          (vii) all other documents reasonably requested by the Acquiror.

         (d) ACTIONS AT CLOSING. The following actions shall take place at, and constitute the Closing:

          (i)  exchange of documents set forth under subsection (c), above; and

          (ii) appointment of Dr. Michael Carvo as a director of the Acquiror.

4. REPRESENTATIONS AND WARRANTIES OF THE ACQUIREE AND THE SHAREHOLDERS. The Acquiree, as a material inducement to the Acquiror to enter into this Agreement and consummate the transactions contemplated hereby, makes the following representations and warranties to the Acquiror. The representations and warranties are true and correct in all material respects, to the best knowledge of the Acquiree.

         (a) SECURITIES HOLDERS. The Shareholders are the owners of record of all of the issued and outstanding shares of the Acquiree's capital stock, and are identified, along with their respective ownership, in Exhibit 4 (a) attached hereto. The Shareholders are the only shareholders of the Acquiree, the number of shares set forth opposite their respective names on Exhibit 4(a) are the correct equity holdings of each such Shareholder, the total number of shares listed on Exhibit 4(a) represent the total outstanding shares of the Acquiree, and the Acquiree has never issued any certificates representing any equity ownership of Acquiree.

         (b) FINANCIAL STATEMENTS. Exhibit 4(b) consists of the Acquiree Statements. The Acquiree Statements and financial information contained therein present fairly the financial condition of the Acquiree and the results of its operations for the periods covered. The Acquiree Statements are subject to further revision prior to audit, which are not anticipated to have a materially adverse impact on such Acquiree Statements. A "materially adverse impact" is any increase in net liabilities or net expenses of more than 10% or any decrease in net assets or net revenues of more than 10%.

         (c) UNDISCLOSED LIABILITIES. The Acquiree does not have any liabilities or obligations of any nature, fixed or contingent, matured or unmatured, that are not shown or otherwise provided for in the Acquiree Statements, except for liabilities and obligations arising subsequent to the date of the Acquiree Statements in the ordinary course of business, none of which individually or in the aggregate is materially adverse to the business or financial condition of the Acquiree, other than those liabilities and obligations set forth in Exhibit 4(c).

         (d) MATERIALLY ADVERSE CHANGE. Since the date of the Acquiree Statements, the business of the Acquiree has been operated in the ordinary course of business and, except as set forth in Exhibit 4(d), there has not been:



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          (i)  any materially adverse change in the business, condition
               (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings, net worth, business or prospects of Acquiree for such period or at any time during such period;

          (ii) any material damage, destruction or loss (whether or not covered by insurance) affecting the Acquiree or its assets, properties, or business;

          (iii) any declaration, setting aside, or payment of any dividend or other distribution in respect of any shares of capital stock of Acquiree, or any direct or indirect redemption, purchase or other acquisition of any such stock or any agreement to do so;

          (iv) any issuance or sale by the Acquiree or agreement by the Acquiree to sell or pledge any of the Acquiree's securities, nor have any irrevocable proxies been given with respect to the Acquiree's securities;

          (v) any statute, rule, regulation or order adopted (including orders of regulatory authorities with jurisdiction over the Acquiree or its business) that materially and adversely affects the Acquiree or its business or financial condition;

          (vi) any material increase in the rate of compensation or in bonus or commission payments payable or to become payable to any of the salaried employees of the Acquiree; PROVIDED, HOWEVER, that this paragraph shall not restrict or limit the Acquiree in any way from hiring additional personnel who are needed for its operation; or

          (vii) any other events or conditions of any character that may reasonably be expected to have a materially adverse effect on the Acquiree or its business, financial condition or prospects.

         (e) LITIGATION. Except as set forth in the Acquiree Statements or notes thereto, or as set forth in Schedule 4(e) hereto, there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or threatened against the Acquiree or its assets or its business, whether at law or in equity or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does the Acquiree know of any basis for any such action, suit, claim, investigation or proceeding.

         (f) COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. The Acquiree has complied in all material respects with all federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state securities laws that, if not complied with, would materially and adversely affect such business. The Acquiree has all federal, state, local and foreign governmental licenses and permits necessary for the conduct of its business. Such licenses and permits are in full force and effect. The Acquiree is unaware of any violations of any such licenses or permits or of any proceedings that are pending or threatened to revoke or limit the use of such licenses or permits.

         (g) DUE ORGANIZATION. The Acquiree is a corporation duly organized and validly existing under the laws of New York; its status is active; it is qualified to do business and is in good standing in the State of New York. The Acquiree has the power to own its properties and assets and to carry on its business as now presently conducted. The Certificate of Incorporation and Bylaws of the Acquiree are attached hereto as composite Exhibit 4(g) and are made a part hereof.



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         (h) TAX MATTERS. The Acquiree has filed all federal, state and local tax or related returns and reports due or required to be filed, which reports accurately reflect in all material respects the amount of taxes due. Except as disclosed on the Acquiree Statements, the Acquiree has paid all amounts of taxes or assessments that would be delinquent if not paid as of the date of this Agreement, other than taxes or charges being contested in good faith or not yet finally determined. The Acquiree is not aware of any tax liens with respect to any properties owned by the Acquiree.

         (i) AGREEMENTS. Schedule 4(i) contains a true and complete list and brief description of all material written or oral contracts, agreements, mortgages, obligations, understandings, arrangements, restrictions, and other instruments to which the Acquiree is a party or by which the Acquiree is a party or by which it or its assets may be bound. True and correct copies of all items set forth on Schedule 4(i) have been made available to the Acquiror. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by the Acquiree under any of the contracts or agreements set forth in Schedule 4(i). The Acquiree is not aware of any material default by the other parties to such agreements.

         (j) TITLE TO PROPERTY AND RELATED MATTERS. The Acquiree has good and marketable title to all of its properties and assets, real, personal and mixed, owned by it at the date of this Agreement of any kind or character, free and clear of any liens or encumbrances, except as indicated in the Acquiree Statements or on Exhibit 4(j) attached hereto. The Acquiree's assets are in good operating condition and repair, reasonable wear and tear accepted. There does not exist any condition that materially interferes with the use thereof in the ordinary course of the Acquiree's business.

         (k) LICENSES; TRADEMARKS; TRADE NAMES. A list of licenses, trademarks, trade names, service marks, copyrights, patents or any applications for any of the foregoing that relate to the Acquiree's business are set forth in Schedule 4(k).

         (l) DUE AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by the Acquiree and constitutes a valid and binding agreement of the Acquiree, enforceable in accordance with its terms except as such enforcement may be limited in applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will violate in any material respect any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any provisions of the Acquiree's Certificate of Incorporation or By-laws, the terms or conditions or provisions of any note, bond, lease, mortgage, obligations, agreement, understanding, arrangement or restriction of any kind to which the Acquiree is a party or by which the Acquiree or its properties may be bound, or violate in any material respect any statute, law, rule or regulation applicable to the Acquiree. No consent or approval by any governmental authority is required in connection with the execution and delivery by the Acquiree of this Agreement or by the consummation of the transactions contemplated hereby.

         (m) CAPITALIZATION. The authorized capitalization of the Acquiree is as set forth on Schedule 4(m). All outstanding securities have been duly authorized, validly issued, and are fully paid and non-assessable, and all such securities were issued in compliance with applicable federal and state securities law. There are no outstanding or presently authorized securities, warrants, preemptive rights, subscription rights, options or related commitments or agreements of any nature to issue any of the Acquiree's securities.



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         (n) FULL DISCLOSURE. The Acquiree has disclosed to the Acquiror all events, conditions and facts materially affecting the properties, business and prospects of the Acquiree that are known to the Acquiree. The Acquiree has not withheld disclosure of any events, conditions, and facts of which it may have knowledge and that may materially and adversely affect the properties, business or prospects of the Acquiree.

         (o) BROKERAGE FEES. The Acquiree has retained Stern Capital Partners, Ltd., a New York corporation ("Stern"), to locate a suitable public company with which Acquiree could merge or consummate a share exchange transaction. Pursuant to the agreement between Acquiree and Stern, Stern is entitled to compensation in stock and/or cash upon the consummation of any such transaction. Based upon conversations between Stern, Acquiror and Acquiree, Stern has agreed to accept payment of 860,000 shares of Common Stock pursuant to its agreement with Acquiree, and Acquiror hereby agrees to delivers such shares to Stern within ten
(10) business days following the Closing Date. The consent of Stern to payment of 860,000 shares of Common Stock in satisfaction of all obligations of Acquiree or Acquiror in connection with the Exchange is set forth as Exhibit 4(o) hereto. Other than the agreement with Stern, Acquiree has not incurred, nor will it incur, any liability for brokerage or finder's fees or similar charges in connection with this Agreement or the transactions contemplated hereby.

         (p) SHARE OWNERSHIP. The shares of the Acquiree's capital stock to be exchanged for the Shares in the Exchange are owned, of record and beneficially, by the Shareholders, free and clear of all liens and encumbrances of any kind and nature, and have not been sold, pledged, assigned or otherwise transferred. There are no agreements to sell, pledge, assign or otherwise transfer such securities.

         (q) APPROVALS REQUIRED. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery by the Shareholder of this Agreement or the consummation of the transactions described herein, except to the extent that the Shareholder may be required to file reports in accordance with relevant regulations under federal and state securities laws.

         (r) SUBSIDIARIES. The Acquiree's subsidiaries are set forth in Schedule 4(r).

         (s) EMPLOYEE BENEFIT PLANS. Neither the Acquiree nor any of its subsidiaries has any employee benefit plans.

         (t) DISCLOSURE OF INFORMATION.Acquiree and its Shareholders believe they have received or have had full access to all the information they consider necessary or appropriate to make an informed investment decision with respect to the Common Stock and the Preferred Stock to be acquired by Acquiree under this Agreement. Acquiree and its Shareholders have had an opportunity to ask questions and receive answers from the Acquiror regarding the terms and conditions of the offering of the Common Stock and the Preferred Stock and to obtain additional information (to the extent the Acquiror possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Acquiree or its Shareholders or to which Acquiree or its Shareholders had access. Neither Acquiree, nor its Shareholders, has relied on any oral representation made by the Acquiror, or any officer, director, agent or employee of Acquiror.

         (u) INVESTMENT EXPERIENCE. Acquiree and its Shareholders understand that the acquisition of the Common Stock and Preferred Stock involves substantial risk. The Acquiree and its Shareholders have experience as an investor in securities of companies in the development stage and acknowledges that they can bear the economic risk of ownership of the Common Stock.



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


         (v) INVESTMENT KNOWLEDGE. Acquiree and each Shareholder, either alone, or with a purchaser representative, has such knowledge and experience in financial and business matters that he or she or it is capable of evaluating the merits and risks of acquiring the Common Stock and Preferred Stock.

         (w) RESTRICTED SECURITIES. Acquiree and its Shareholders understand that the Common Stock is characterized as "restricted securities" under the Act inasmuch as they are being acquired from Acquiror in a transaction not involving a public offering and that under the Act, and applicable regulations thereunder, such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, Acquiree and its Shareholders represent that they are familiar with Rule 144 and Regulation D of the SEC, as presently in effect, and understand the resale limitations imposed thereby and by the Act.

Acquiree and its Shareholders acknowledge that if any transfer of the Common Stock is proposed to be made in reliance upon an exemption under the Act, Acquiror may require an opinion of counsel satisfactory to Acquiror that such transfer may be made pursuant to an applicable exemption under the Act. Acquiree and its Shareholders acknowledge that, so long as appropriate, a legend similar to the following may appear on the certificates representing the Common Stock:

                  THESE SHARES HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933. THE SHARES EVIDENCED BY THIS CERTIFICATE CANNOT BE TRANSFERRED, OFFERED, OR SOLD UNTIL AFTER _____ (ONE YEAR AFTER COMPLETION OF THE OFFERING).

         (x) FURTHER LIMITATIONS ON DISPOSITION.Without in any way limiting the representations set forth above, Acquiree and its Shareholders further agree not to make any disposition of all or any portion of the Common Stock except:

         (i) pursuant to a registration statement under the Act covering such disposition; or

         (ii) pursuant to an exemption from registration under the Act, including, without limitation, Rule 144, Rule 144A or Regulation S thereunder.

         (y) NO GENERAL SOLICITATION. Acquiree and its Shareholders have not received any general solicitation or advertising regarding the offering of the Common Stock or this Agreement.

         (z) STANDSTILL. Since the date of the letter of intent between the Acquiror and the Acquiree dated October 17, 2001, through the date of this Agreement, neither the Acquiree, or any of its respective officers, directors, employees, agents, consultants or shareholders has, and none of them will, through the Closing Date:

          (i) engage (or permit others to engage on their behalf) in discussions with any party other than the Acquiror pertaining to a possible business merger, combination, acquisition, reverse acquisition, or similar transaction;

          (ii) increase or otherwise alter the compensation structure for either the Acquiree's or its subsidiaries' officers, directors, agents, consultants, or affiliates;

          (iii) enter into any contracts, commitments, or obligations other than in the ordinary course of the business of the Acquiree and of its subsidiaries, consistent with their respective business practices;

          (iv) dispose of the assets of the Acquiree or its subsidiaries, other than in the ordinary course of its business consistent with previous activities; or

          (v) otherwise take any actions that might reasonably be perceived to be out of the ordinary course of business.

5. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR. The Acquiror, as a material inducement to the Acquiree to enter into this Agreement and consummate the transactions contemplated hereby, jointly and severally make the following representations and warranties to the Acquiree, which representations and warranties are true and correct in all material respects at this date, to the best knowledge of the Acquiror after due inquiry.

         (a) SHARES. Certificates representing the Shares to be issued to the Shareholders at the Closing will be delivered to each Shareholder within twenty
(20) business days following the Closing Date. The Shares to be delivered to the Shareholders will be validly and legally issued, free and clear of all liens, encumbrances, transfer fees and preemptive rights, and will be fully paid and non-assessable.

         (b) DUE ORGANIZATION. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is qualified to do business in each state where it is required to be qualified and where such qualification is material to its business, and has the corporate power to own its property and to carry on its business as now presently conducted.

         (c) DUE AUTHORIZATION. This Agreement has been duly authorized, executed, and delivered by the Acquiror and constitutes a legal, valid and binding obligation of the Acquiror, enforceable in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. The execution, delivery and performance of this Agreement by the Acquiror will not violate or conflict with in any material respect or constitute a default under any provisions of applicable law, the Acquiror's Articles of Incorporation or bylaws, or any agreement or instrument to which the Acquiror is a party or by which it or its assets are bound. No consent of any federal, state, municipal or other governmental authority is required by Acquiror for the execution, delivery or performance of this Agreement by the Acquiror. No consent of any party to any contract or agreement to which the Acquiror is a party or by which any of its property or assets are subject is required for the execution, delivery or performance of this Agreement by the Acquiror that has not been obtained at the date of this Agreement.

         (d) ACQUIROR'S STATEMENTS. The Acquiror Statements and financial information contained therein were prepared in accordance with generally accepted accounting principles and present fairly the financial condition of the Acquiree and the results of its operations for the periods covered.

         (e) UNDISCLOSED LIABILITIES. There are no liabilities, whether contingent or otherwise, of the Acquiror or its subsidiary that have not been disclosed on the Acquiror Statements or in notes thereto, nor is the Acquiror aware of the basis for any such liability.

         (f) MATERIALLY ADVERSE CHANGE. Since the date of the audited statements included in the Acquiror Statements, there has been no materially adverse change to the financial condition or operations of the Acquiror or its subsidiary, nor does the Acquiror anticipate any such materially adverse change.

         (g) LITIGATION. There are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending against the Acquiror or its subsidiary, their respective assets or business, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality; nor does the Acquiror know of a threat of, or any basis for, any such action, suit, claim, investigation or proceeding, other than a threatened action by Quinzer.com, Inc. which is disclosed in Acquiror's SEC filings.

         (h) COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. The Acquiror and its subsidiary have complied in all material respects with all federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state securities laws that, if not complied with, would materially and adversely affect such business. The Acquiror and its subsidiary have all federal, state, local and foreign governmental licenses and permits necessary for the conduct of their respective business. Such licenses and permits are in full force and effect. The Acquiror does not know of any violations of any such licenses or permits. No proceedings are pending or, to the knowledge of the Acquiror, threatened, to revoke or limit the use of such licenses or permits.

         (i) TAX MATTERS. The Acquiror and its subsidiary have filed all federal, state and local tax or related returns and reports due or required to be filed, which reports accordingly reflect in all material respects the amount of taxes due. The Acquiror has paid all amounts of taxes on assessments that would be delinquent if not paid as of the date of this Agreement, other than taxes or charges being contested in good faith (which are identified on Schedule 5(i) or not yet finally determined). The Acquiror is not aware of any tax liens with respect to any properties owned by the Acquiree or its subsidiary.

         (j) AGREEMENTS. Schedule 5(j) contains a true and complete list and brief description of all material written or oral contracts, agreements, mortgages, obligations, understandings, arrangements, restrictions, and other instruments to which the Acquiror or its subsidiary is a party or by which the Acquiror or its subsidiary, or their respective assets, may be bound. True and correct copies of all items set forth on Schedule 5(j) will be made available to the Acquiree before the Closing Date. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by the Acquiror or its subsidiary (as the case may be) under any of the contracts of agreements set forth in Schedule 5(j). The Acquiror is not aware of any material default by the other parties to such agreements. In addition, no material violations have occurred pursuant to any loan agreements to which the Acquiror is a party.

         (k) CAPITALIZATION. As of the date of execution of this Agreement, the Acquiror is authorized to issue 95 million shares of Common Stock. Acquiror is authorized to issue five million shares of Preferred Stock, no series or classes of which have been designated, and none of which is outstanding or will be issued prior to the Closing Date.

         (l) FULL DISCLOSURE. The Acquiror has disclosed to the Acquiree all events, conditions and facts materially affecting the business and prospects of the Acquiror. The Acquiror has not withheld disclosure of any events, conditions, and facts of which it may have knowledge and that may materially and adversely affect the business or prospects of the Acquiror.

         (m) BROKERAGE FEES. The Acquiror has not incurred, and will not incur, any liability for brokerage or finder's fees or similar charges in connection with this Agreement.

         (n) NO APPROVALS REQUIRED. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery by the Acquiror of this Agreement or the consummation of the transactions described herein, except to the extent that the parties may be required to file reports in accordance with relevant regulations under federal and state securities laws.

         (o) SUBSIDIARIES. The sole subsidiary of the Acquiror is K-Rad Konsulting, LLC, a Delaware limited liability company, which is good standing in the jurisdiction of its incorporation and is qualified to do business in all jurisdictions where it is required to be qualified and where such qualification is material to its business, and has the corporate power to own its property and to carry on its business as now presently conducted.

         (p) FURTHER DISCLOSURE. The Acquiree and the Shareholders are entitled to rely on the accuracy and completeness of the Acquiree's filings made pursuant to the Exchange Act, and represent that such filings are true and complete in all material respects, and do not omit any information necessary to make the information contained therein not misleading.

         (q) SECURITIES LAWS. The Acquiror, and all holders of five percent (5%) or more of the Acquiror's outstanding capital stock have complied in all material respects with applicable federal and state securities laws, rules and regulations. All shares of capital stock of the Acquiror have been issued in accordance with applicable federal and state securities laws, rules and regulations. There are no stop orders in effect with respect to any of the Acquiror's securities. All outstanding securities are fully-paid and are non-assessable.

(r) TRADABILITY. Bid and asked quotations for the Common Stock are posted on the over-the-counter bulletin board of the National Association of Securities Dealers, Inc. ("OTCBB"). A complete list of the market makers for the Common Stock, and contact information where available, is attached as Exhibit 5(r). Neither the Acquiror nor any of its officers or directors, is aware of or has any reason to be aware of any claim, inquiry or investigation by a state or federal regulatory authority, or the OTCBB, regarding trading in the Common Stock or any related claim, inquiry or investigation.

6. INDEMNIFICATION.

         (a) ACQUIREE INDEMNIFICATION. Acquiree hereby indemnifies and holds harmless Acquiror and Acquiror's present and future officers, directors, employees and agents with respect to any and all adverse consequences incurred by any of them in connection with each and all of the following:

                  (i) Any misrepresentation or breach of any representation or warranty made by Acquiree in this Agreement or in any Schedule, Exhibit, or other document attached hereto or delivered to the Acquiror by the Acquiree or any officer of the Acquiree in connection with the transactions contemplated hereby.

                  (ii) The breach of any covenant, agreement, or obligation of Acquiree contained in this Agreement or any Schedule or Exhibit hereto or any other instrument specifically contemplated by this Agreement.

                  (iii) Any misrepresentation contained in any statement in writing or certificate furnished by an officer of Acquiree pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

                  (iv) Any liability or obligation of any kind or nature that arises out of, or relates to, any pension, retirement, profit sharing, deferred compensation, bonus or other incentive plan, or any collective bargaining agreement or other labor agreement, including single or multi-employer plans or agreements, to which Acquiree or any of its affiliates is a party or by which any of them is bound, other than assumed liabilities.

                  (v) Any liability, obligation or claim for taxes owed by Acquiree with respect to any period ending on or before the Closing Date, except as such may be shown on the Financial Statements.

                  (vi) Any misrepresentation in or omission from any list, Schedule, Exhibit, certificate or other instrument required to be furnished or specifically contemplated to have been furnished pursuant to this Agreement to Acquiror or its authorized representatives.

                  (vii) The Acquiree hereby and herewith acknowledges the effect and operation of all laws concerning the environmental condition of the Acquiree's assets existing and applicable as of the Closing Date.

                  (viii) Any claim or assertion made against the Acquiree or any of its subsidiaries, officers, directors or affiliates arising in connection with any event, transaction or circumstance that occurred or is claimed to have occurred prior to the Closing Date.

                  (ix) Any liability or obligation of any kind or nature that arises out of, or relates to any litigation listed on Schedule 4(e).

         (b) ACQUIROR INDEMNIFICATION. The Acquiror hereby indemnifies and holds harmless the Acquiree and the Acquiree's officers, directors and employees in respect of any and all adverse consequence incurred by any of them in connection with each and all of the following:

                  (i) Any misrepresentation or breach of any warranty made by Acquiror in this Agreement or in any Schedule, Exhibit, or other document attached hereto or delivered to Acquiree by Acquiror or any officer of Acquiror in connection with the transactions contemplated hereby;

                  (ii) The breach of any covenant, agreement, or obligation of Acquiror contained in this Agreement or any Schedule or Exhibit hereto or any other instrument specifically contemplated by this Agreement;

                  (iii) Any misrepresentation contained in any statement in writing or certificate furnished by an officer of the Acquiror or an officer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, or any material omission by the Acquiror, or any officer or representative of either of them; and

                  (iv) Any claim or assertion made against the Acquiror arising in connection with any event, transaction or circumstance that occurred or is claimed to have occurred prior to the Closing Date.

         (c) CLAIM FOR INDEMNIFICATION. Whenever any claims shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of the claim and, when known, the facts constituting the basis for such claim. If any claim for indemnification hereunder results from or is in connection with any claim or adverse consequence by a person who is not a party to this Agreement ("Third Party Claim"), such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising there from. The Indemnitee shall give the other party prompt notice of any such claim and the Indemnitor shall undertake the defense thereof by representatives of its own choosing, reasonably satisfactory to the Indemnitee, at the expense of the Indemnitor. The Indemnitee shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing, at its own expense. If the Indemnitor, within a reasonable time after notice of any such Third Party Claim, fails to defend, the Indemnitee or any subsidiary or affiliate of the Indemnitee shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, and for the account of, Indemnitor, at the expense and risk of Indemnitor. Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any such Third Party Claim or unconditional term thereof, the giving by the claimant or the plaintiff to Indemnitee and/or Indemnitee's subsidiary or subsidiaries, or affiliate or affiliates, as the case may be, an unconditional release from all liability in respect of such Third Party Claim. Notwithstanding any provision herein to the contrary, failure of Indemnitee to give any notice required by this Section shall not constitute a waiver of Indemnitee's right to indemnification or a defense to any claim by Indemnitee hereunder.

         (d) PAYMENT OF INDEMNIFICATION. All indemnification hereunder shall be effected upon demand by payment of cash or delivery of a certified or cashier's check in the amount of the indemnification liability after determination in accordance with the foregoing.

         (e) SURVIVAL OF INDEMNIFICATION. The indemnities contained herein shall survive the Closing.

         (f) MINIMUM CLAIM. Neither the Acquiree nor the Acquiror shall have any obligation to indemnify the other for any single claim or related series of claims involving, in the aggregate, less than $5,000, unless the indemnification is under Section 6(a)(ix).

7. MISCELLANEOUS.

         (a) SURVIVAL. All of the representations, warranties, and covenants of the parties contained in this Agreement shall survive the Closing through all applicable statutes of limitation.

         (b) PRESS RELEASES AND ANNOUNCEMENTS. No party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other party; PROVIDED, HOWEVER, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will advise the other party prior to making the disclosure).

         (c) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns other than the payment to Stern specified in
Section 4(o).

         (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefits of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

         (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) NOTICES. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if sent by certified or registered mail, return receipt requested and postage prepaid, overnight courier, express mail, hand delivered or sent by facsimile with receipt confirmed as follows:

                If to Acquiror, at:

                Western Media Group Corporation
                69 Mall Drive
                Commack, New York 11725
                Attn: Munish Rametra
                Telephone: 917-854-7194
                Fax: 631-543-4250
                With a copy to:

                Guzov, Steckman & Ofsink, LLC
                600 Madison Avenue, 22nd Floor
                New York, New York 10022
                Attn: Darren L. Ofsink, Esq.
                Telephone: 212-371-8008
                Fax: 212-688-7273


                If to Acquiree and the Shareholders (collectively, at:

                Med-Link USA, Inc.
                560 Broadhollow Rd.
                Melville, NY 11747
                Attn: Jay Santo
                Telephone: (631) 465-0500
                Fax: (631) 775-4230


         (h) GOVERNING LAW. This Agreement shall be governed by and constructed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

         (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach or warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope duration, or area of the term or provision, to delete specific words or phases, or to replace any invalid or unenforceable term or provision with a term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (k) EXPENSES. Acquiror will be responsible for its costs, fees and expenses in connection with the Exchange. Acquiree will be responsible for its costs, fees and expenses and those of its Shareholders in connection with the Exchange.

         (l) CONSTRUCTION.The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions below, in addition to any other remedy to which it may be entitled, at law or in equity.)

         (o) SUBMISSION TO JURISDICTION. Each of the parties submits to the jurisdiction of any state or federal court sitting in Suffolk County, New York, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum or lis pendens alibi to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

         (p) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral that may have related in any way to the subject matter hereof.


                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on as of the date first above written.



WESTERN MEDIA GROUP CORPORATION                  MED-LINK USA, INC.




By:                                             By:
    ---------------------------                 --------------------------------
       Konrad Kim, President                      Dr. Michael Carvo, President